                                                                    EXHIBIT 12.2



    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
       STOCK DIVIDENDS OF TEXACO ON A TOTAL ENTERPRISE BASIS (UNAUDITED)
               FOR EACH OF THE FIVE YEARS ENDED DECEMBER 31, 1998
                             (MILLIONS OF DOLLARS)



                                                                                 YEARS ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1998       1997       1996       1995      1994(A)
                                                                   ---------  ---------  ---------  ---------  ---------
Income from continuing operations, before provision or benefit for income taxes and cumulative effect of accounting changes
  effective 1-1-98 and 1-1-95....................................  $     892  $   3,514  $   3,450  $   1,201  $   1,409
Dividends from less than 50% owned companies more or (less) than
  equity in net income...........................................         --        (11)        (4)         1         (1)
Minority interest in net income..................................         56         68         72         54         44
Previously capitalized interest charged to income during the
  period.........................................................         22         25         27         33         29
                                                                   ---------  ---------  ---------  ---------  ---------
Total earnings...................................................        970      3,596      3,545      1,289      1,481
                                                                   ---------  ---------  ---------  ---------  ---------
Fixed charges and preferred stock dividends: Items charged to income:
    Interest charges.............................................        664        528        551        614        594
    Interest factor attributable to operating lease
      rentals....................................................        120        112        129        110        118
    Preferred stock dividends of subsidiaries guaranteed by
      Texaco Inc.................................................         33         33         35         36         31
                                                                   ---------  ---------  ---------  ---------  ---------
        Total items charged to income............................        817        673        715        760        743
Interest capitalized.............................................         26         27         16         28         21
Interest on ESOP debt guaranteed by Texaco Inc...................          3          7         10         14         14
Preferred stock dividends (b)....................................         52         56         54         51         85
                                                                   ---------  ---------  ---------  ---------  ---------
Total combined fixed charges and preferred stock dividends.......        898        763        795        853        863
                                                                   ---------  ---------  ---------  ---------  ---------
Earnings available for payment of combined fixed
  charges and preferred stock dividends (Total earnings and total
  items charged to income).......................................  $   1,787  $   4,269  $   4,260  $   2,049  $   2,224
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed charges and
  preferred stock dividends of Texaco on a total
  enterprise basis...............................................       1.99       5.60       5.36       2.40       2.58
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------


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(a) Excludes discontinued operations.



(b) Preferred stock dividend requirements have been adjusted to reflect the pre-tax earnings which would be required to cover the Series C Variable Rate Cumulative Preferred Stock (redeemed on September 30, 1994), Series E Variable Rate Cumulative Preferred Stock (exchanged for Common Stock on November 8, 1994) and Market Auction Preferred Shares dividends and to exclude the interest portion of the Series B ESOP Convertible Preferred Stock dividends and the interest portion of the Series F ESOP Convertible Preferred Stock (converted into Common Stock on February 16, 1999) dividends.